As filed with the Securities and Exchange Commission on January 9, 2019
Registration No. 333-228155
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CLOUDERA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7372	26-2922329
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
395 Page Mill Road
Palo Alto, CA 94306
(650) 362-0488
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Thomas J. Reilly
Chief Executive Officer
Cloudera, Inc.
395 Page Mill Road
Palo Alto, CA 94306
(650) 362-0488
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK
This Post-Effective Amendment is being filed to deregister shares of Common Stock, par value $0.00005 per share (the “Common Stock”), of Cloudera, Inc., a Delaware corporation (“Cloudera”) that were registered on the Registration Statement on Form S-4 (No. 333-228155) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2018, as amended by Amendment No. 1, filed with the Commission on November 16, 2018, pertaining to the registration of an aggregate of 174,508,291 shares of Common Stock.
On January 3, 2019, Cloudera completed its merger with Hortonworks, Inc. (“Hortonworks”). Pursuant to the terms of the previously announced Agreement and Plan of Merger and Reorganization, dated as of October 3, 2018, by and among Cloudera, Surf Merger Corporation, a Delaware corporation (“Merger Sub”) and Hortonworks, Inc., a Delaware corporation (“Hortonworks”), Merger Sub merged with and into Hortonworks, with Hortonworks continuing as the surviving corporation (the “Merger”). As a result of the Merger, Hortonworks became a wholly owned subsidiary of Cloudera.
In connection with the Merger, Cloudera has terminated all offerings of its shares of Common Stock pursuant to the Registration Statement. Accordingly, Cloudera hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock that had been registered but remained unsold at the termination of the offering, removes from registration 62,770,250 shares of Common Stock registered under the Registration Statement but unsold as of the date hereof.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Palo Alto, State of California, on the 8th day of January, 2019.

Date: January 8, 2019	CLOUDERA, INC.

	By:	/s/ Jim Frankola
	Name:	Jim Frankola
	Title:	Chief Financial Officer
No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.